Exhibit 10.31

SECOND AMENDMENT TO THE
CLIFFORD E. BERMAN EMPLOYMENT AGREEMENT

WHEREAS, CLIFFORD E. BERMAN (the “Employee”) SXC Health Solution, Inc. (the “Company”) executed an employment agreement (“Agreement”) effective as of February 16, 2008;
WHEREAS, the Company wishes to continue to employ Employee, and Employee wishes to continue to be employed by the Company, as its SVP, General Counsel & Corp Secretary; and

WHEREAS, in order to induce the Employee to enter into this Agreement, and to incentivize and reward Employee's continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company expresses its intention to grant to the Employee with the following; stock options to purchase 6,341 shares of SXC Health Solutions Corp., 1,545 Restricted Stock Units issuable in shares of SXC Health Solutions Corp. and a potential for up to 3090 Performance Based Restricted Stock Units. Employee is eligible for 1545 Performance Based Restricted Stock Units (with the potential of an additional 1545) contingent upon meeting performance metrics for employee's business unit as determined by CEO.

WHEREAS, Employee acknowledges that as a member of the Company's senior management team, Employee is one of the persons charged with responsibility for the implementation of the Company's business plans, and that Employee is one of only a few Employees who will have regular access to confidential and/or proprietary information relating to the Company. Further, Employee acknowledges that Employee's covenants to the Company are made in partial consideration of the Company's willingness to employ Employee under the terms and conditions set forth in the Agreement and this Amendment. As a condition of that employment, the Company requires that this Amendment be entered into pursuant to which Employee furnishes the Company with Employee's covenant not to compete. Employee acknowledges that Employee's covenant not to compete is being made in partial consideration of the Company's grant of stock options to purchase shares of common stock of SXC Health Solutions Corporation and the grant of Restricted Stock Units (RSU's) and a potential for grant of Performance Based Restricted Stock Units (PBRSU'S)

NOW, THEREFORE, BE IT RESOLVED, in accordance with the foregoing recitals, the Agreement is amended as follows:
2.     A new Subsection 3.75 shall be added to the Agreement and shall read as follows:
“3.75 Grant of Stock Options

     a.         Employee shall be granted options (“Options”) to purchase 6341 shares of common stock of SXC Health Solutions Corp.  The grants of Options provided by Section 3.75(a) are contingent upon approval by SXC Health Solutions Corporation's Board of Directors. The Options shall be subject to the Company's current Long Term Incentive Plan. The options shall vest in one-fourth increments annually, commencing on the anniversary date of the grant.

b.    Except as otherwise provided in Section 5.2(e) of this Agreement, the Options shall have a seven (7) year life.

a.Upon a Change of Control (defined below), all of the Options shall vest.”

3.     A new Subsection 3.76 shall be added to the Agreement and shall read as follows

“3.76 Grant of Restricted Stock Units

Employee shall be granted 1545 restricted stock units (“RSUs”) issuable in common stock of SXC Health Solutions Corp.  The grants of RSUs provided by Section 3.76 are contingent upon approval by SXC Health Solutions Corporation's Board of Directors. The RSUs shall be subject to the Company's current Long Term Incentive Plan. The RSUs shall vest in one-fourth increments annually, commencing on the anniversary date of the grant.”

4.     A new Subsection 3.77 shall be added to the Agreement and shall read as follows

“3.77 Grant of Performance Based Restricted Stock Units

Employee is eligible for 1545 Performance Based Restricted Stock Units (“PBRSUs”), with the potential of an additional 1545 PBRSUs, issuable in common stock of SXC Health Solutions Corp. These PBRSUs are contingent upon meeting performance metrics for employee's business unit as determined by CEO.  The grants of PBRSUs provided by Section 3.77 are contingent upon approval by SXC Health Solutions Corporation's Board of Directors. The PBRSUs shall be subject to the Company's current Long Term Incentive Plan.”

5.     A new Subsection 4.55 shall be added to the Agreement and shall read as follows:
4.55.    Covenant Not To Compete. Employee expressly acknowledges that (i) the Company is and will be engaged in the business of providing pharmacy benefit management services, healthcare transaction processing services, and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefit services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, mail order pharmacy services, and consumer web services; (y) pharmacy practice management and point of sale(POS) systems for retail pharmacy (independents and chains); institutional/nursing home pharmacy, and high-volume mail order pharmacy; and (z) specialty pharmacy products and services; (ii) Employee is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Employee's performance of his services for the Company hereunder will afford Employee full and complete access to and cause Employee to become highly knowledgeable about the Company's Confidential and Proprietary Information; (iv) the agreements and covenants contained in this section 4.6 are essential to protect the business and goodwill of the Company, because, if Employee enters into any activities competitive with the businesses of the Company, Employee will cause substantial harm to the Company; (v) Employee will be exposed to the Company's largest customers; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the United States and Canada (the “Business Territory”); and (vii) Employee's covenants to the Company set forth in this section 4.6 are being made in consideration of the Company's willingness to employ him. Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not, within the Business Territory, directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in any business which is competitive with any business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Employee's employment with the Company. The preceding to the contrary notwithstanding, Employee shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.

IN WITNESS WHEREOF, the parties hereby adopt this First Amendment to the Agreement, which First Amendment is effective as of June 17, 2009.

COMPANY:	EXECUTIVE:
SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey G. Park	/s/ Clifford E. Berman
Chief Financial Officer
Date	6/23/2009	Date	6/17/2009